Exhibit 3.57

Delaware	PAGE 1

The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “CLINCH PROFESSIONAL PHYSICIAN SERVICES, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE TWENTIETH DAY OF FEBRUARY, A.D. 2007, AT 7:17 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “CLINCH PROFESSIONAL PHYSICIAN SERVICES, LLC”.

4304271 8100H 110292326 You may verify this certificate online at corp. delaware.gov/authver.shtml
/s/ Jeffery W. Bullock

Jeffery W. Bullock, Secretary of State AUTHENTICATION: 8619872

DATE: 03-14-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:28 PM 02/20/2007
FILED 07:17 PM 02/20/2007
SRV 070194313 — 4304271 FILE
Certificate of Formation
of
Clinch Professional Physician Services, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Clinch Professional Physician Services, LLC (the “Company”).
     SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of February 20, 2007.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person